As filed with the Securities and Exchange Commission on November 6, 2006
Registration No. 333-109065

U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

HAUPPAUGE DIGITAL INC.
(Exact name of registrant as specified in its charter)

Delaware	11-3227864
(State or jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number

91 Cabot Court
Hauppauge, New York 11788
(631) 434-1600
(Address of principal executive offices)

Hauppauge Digital Inc. 2003 Performance and Equity Incentive Plan
(Full title of plan)

Mr. Kenneth Plotkin
President
Hauppauge Digital Inc.
91 Cabot Court
Hauppauge, New York 11788
(Name and address of agent for service)

(631) 434-1600
(Telephone number, including area code, of agent for service)

Copy to:
Herbert W. Solomon, Esq.
Meltzer, Lippe, Goldstein & Breitstone, LLP
190 Willis Avenue
Mineola, New York 11501
(516) 747-0300
Fax (516) 747-0653

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(a)(b)	Proposed maximum offering price per share(c)	Proposed maximum aggregate offering price(c)	Amount of registration fee(c)

Common Stock, par value $.01 per share	1,500,000	$5.30	$5,300,000	$567.10

(a)

Includes 1,500,000 shares of the registrants’ Common Stock, par value $.01 per share (the “Common Stock”) of which 500,000 shares were registered in the original registration statement filed September 24, 2003. In addition, includes 1,000,000 additional shares which are being added in this Post-Effective Amendment No. 1. The Hauppauge Digital Inc. 2003 Performance and Equity Incentive Plan (the “Plan”) for 500,000 shares was approved and adopted by the board of directors on May 16, 2003 and the Company’s shareholders on September 9, 2003. On September 5, 2006 the board of directors approved a resolution increasing the number of shares under the Plan to 1,500,000 shares and this was approved by the Company’s shareholders on October 17, 2006. In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.

(b)

This registration statement shall also cover any additional shares of the registrant’s Common Stock issued pursuant to the Plan by reason of any stock dividend, stock split, recapitalization, or any other similar transactions effective without the receipt of consideration which results in an increase in the registrant’s outstanding shares of Common Stock.

(c)	Estimated in accordance with Rule 457(h) under the Securities Act of 1933 solely for the purpose of calculating the registration fee. The computation is based upon the closing price of the Common Stock as reported on the NASDAQ National Market on November 1, 2006. The registration fee is being paid solely with respect to the additional 1,000,000 shares being registered hereunder and the aggregate offering price and amount of registration fee is set forth only for such 1,000,000 additional shares. A registration fee of $123.00 was previously paid with respect to the 500,000 shares previously registered and such fees heretofore paid are not included in this table.

PART I

STATEMENT PURSUANT TO GENERAL INSTRUCTION E

INCORPORATION BY REFERENCE OF PREVIOUS REGISTRATION STATEMENT

Pursuant to General Instruction E of Form S-8, the Registrant is filing this Post Effective Amendment No. 1 with the Securities and Exchange Commission (the “Commission”) to register an additional 1,000,000 shares of the registrant’s Common Stock, under the Plan. Pursuant to General Instruction E, the contents of the registrant’s registration statement on Form S-8 filed on September 24, 2003 under this registration number 333-109065 are hereby incorporated by reference into this registration statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 8. Exhibits.

4.1	Hauppauge Digital Inc. 2003 Performance and Equity Incentive Plan (previously filed)

4.1.1	Amendment to Hauppauge Digital Inc. 2003 Performance and Equity Plan

5.1	Opinion of Meltzer, Lippe, Goldstein & Breitstone, LLP, as to the legality of the securities being offered

23.1	Consent of BDO Seidman, LLP

23.2	Consent of Meltzer, Lippe, Goldstein & Breitstone, LLP

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this amendment to this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Hauppauge, State of New York, on November 2, 2006.

HAUPPAUGE DIGITAL INC.		HAUPPAUGE DIGITAL INC.

By:	/s/ Kenneth Plotkin	By:	/s/ Gerald Tucciarone
	Kenneth Plotkin, Chief Executive Officer, Chairman of the Board, Vice President of Marketing and Principal Executive Officer		Gerald Tucciarone, Treasurer and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this registration has been signed below by the following persons on behalf of Hauppauge and in the capacities and as of the date indicated above.

By:	/s/ Kenneth Plotkin
Kenneth Plotkin - Director

By:	/s/ Bernard Herman
Bernard Herman - Director

By:	/s/ Robert S. Nadel
Robert S. Nadel - Director

By:	/s/ Christopher G. Payan
Christopher G. Payan - Director

By:	/s/ Neal Page
Neal Page - Director

By:	/s/ Seymour G. Siegel
Seymour G. Siegel - Director

EXHIBIT INDEX

Exhibit Number	Description

4.1	Hauppauge Digital Inc. 2003 Performance and Equity Incentive Plan (Previously filed)

4.1.1	Amendment to Hauppauge Digital Inc. 2003 Performance and Equity Plan

5.1	Opinion of Counsel

23.1	Consent of Independent Registered Public Accountants

23.2	Consent of Counsel